Registration No.  33-________
    As filed with the Securities and Exchange Commission on November 13, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM S-8
                                    --------
             Registration Statement Under the Securities Act of 1933

                      INTERNATIONAL AUTOMATED SYSTEMS, INC.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)

        Utah                                        87-0447580
        ----                                        ----------
(State of Incorporation)                (I.R.S.  Employer Identification No.)

           326 North State Road 198, Salem, Utah 84653 (801) 400-0678
           ----------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Advisor Compensation Plan
                            -------------------------
                            (Full title of the plan)

        Neldon Johnson, President, International Automated Systems, Inc.
           326 North State Road 198, Salem, Utah 84653 (801) 423-8132
           ----------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)



                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

Title of Each Class  Proposed     Proposed Maximum   Amount of
of Securities       Amount to be  Offering Price     Aggregate   Registration
to be Registered     Registered      Per Unit      Offering Price    Fee
-----------------------------------------------------------------------------
Common Stock, no
par value            885,000        $.37 (1)        $327,450.00    $30.13(1)

______________
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low price of the Registrant's Common Stock as reported by the Electronic Bulletin Board of the NASD on November 11, 2002.


Exhibit Index is on page 7.                      Page 1 of  pages 13.



PROSPECTUS

                      INTERNATIONAL AUTOMATED SYSTEMS, INC.
                         885,000 Shares of Common Stock

        The 885,000 shares of Common Stock, no par value per share (the "Common Stock"), of International Automated Systems, Inc., a Utah corporation (the "Company"), offered hereby will be sold by seven shareholders of the Company, LaGrande Johnson, Randale Johnson, Robert Bean, Christopher Taylor, Curtis Snow, Glenda Buchanan, and Wallace Boyack (the "Selling Shareholders").

        All of such shares have been issued to, and will be sold by, the Selling Shareholders identified herein under "Selling Shareholders." The Company will not receive any part of the proceeds from the sale of any of these shares.

    On November 11, 2002, the closing price of the Company's Common Stock, as reported on the EBB of the NASD was $0.37.

FOR A DISCUSSION OF CERTAIN FACTORS TO CONSIDER BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

  The Selling Shareholders acquired the shares offered hereby in a private
transaction not registered under the Securities Act.   Consequently, in
connection with this offering, the Selling Shareholders may be deemed to be an "underwriter" of the Company's Common Stock offered hereby, as that term is
defined under the Securities Act.   The Selling Shareholders intend to sell the
shares offered hereby from time-to-time for their accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such
prices as may be agreed upon.   Although there are no current arrangements
therefore, commissions equal to or in excess of normal brokerage commissions may
be paid to brokerage firms in connection with such sales.   The Selling
Shareholders will bear all expenses with respect to the offering of shares, including the costs associated with registering shares under the Securities Act and preparing this Prospectus.


                The date of this Prospectus is November 13, 2002.




                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the
Securities and Exchange Commission (the "SEC").   Reports, proxy statements and
other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates.

    The Company has filed with the SEC a registration statement on Form S-8 (the "Registration Statement") under the Securities Act, with respect to the shares
of Company Common Stock to be sold pursuant to this Prospectus.   This
Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and
regulations of the SEC.   A copy of the Registration Statement may be inspected
without charge at the principal offices of the SEC in Washington D.C.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.   THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH
OFFER WOULD BE UNLAWFUL.   THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the SEC are incorporated herein by reference:

        (a)The Company's Annual Report on Form 10-KSB for the calender year ended June 30, 2002 and 2001, filed pursuant to Section 13 of the Exchange Act.

   In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

   Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such
statement.   Any statement so modified or superseded shall not be deemed, except
as so modified or superseded, to constitute a part of this Prospectus.   Subject
to the foregoing, all information appearing in this Prospectus is qualified in its entirely by the information appearing in the documents incorporated herein by reference.

   The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information
incorporated herein by reference.   Request should be addressed to: Corporate
Secretary, International Automated Systems, Inc., 326 North State Road 198, Salem, Utah, telephone (801)423-8132.


                                        2


                                  RISK FACTORS

   The shares of Common Stock offered hereby involve a substantial degree of risk and only persons who are financially able to sustain the loss of their
total investment should consider purchasing such shares.   Prospective
purchasers should carefully review the entire Prospectus and consider the following risk factors prior to purchasing the shares of Common Stock offered hereby.

Recent Developments.   The Company has different technologies which it has been
developing. The Company must develop products and systems that will be commercially viable in the market place. In essence the Company must undergo a transition from a development company to an operating company. The Company has no agreements for the sale of its products and services.

Possible Need for Additional Capital. The Company may be required to seek additional financing. There can be no assurance that any such financing will be available to the Company if and when required, or on terms acceptable to the Company, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

SEC Action Against the Company. The U.S. Securities and Exchange Commission filed legal action against the Company and one of its officers and directors. The Company and the other defendant believe that a settlement has been reached with the SEC but the final terms of the settlement have not received all the approvals. The settlement may adversely impact the Company's future activities.

Product Distribution.   The Company must develop marketing and distribution
systems for its products. The Company will seek to set up a marketing system using independent contractors, distribution agreements, consultants, and other means. The Company has had limited experience in marketing its products.

Competition; Dominance of Industry Leaders.   Most of the Company's competitors
have financial, marketing or management resources substantially greater than
those of the Company.   The industries are dominated by companies with annual
revenues that exceed a billion dollars.   Our principal market is small to
medium sized business with  moderate sales volumes.  We face increasing
competition from many competitors.   There can be no assurance that competitive
products will not have a material adverse effect on our business or make our products obsolete or uneconomical.

Competition; Products and Gross Margin.   We compete in an industry
characterized by intense and increasing competition.   Our products have shorter
and shorter life cycles. Our gross margins may be effected and reduced over a short time period. In addition, our products may be subject to loss in value
due to technological obsolescence.   There can be no assurance that our
strategies will be successful or that we will maintain adequate gross margins.

Dependence upon Key Personnel.   We are dependent upon the marketing and
management expertise of certain key personnel.   While we believe that it could
find other qualified persons to assume the responsibilities of these key personnel if they were to leave the search for successors could take a substantial amount of time, and the disruption to operations could have a material adverse effect on business.

Possible Sales by Shareholders.   The Company has shareholders which could sell
their shares but have not done so. The selling shareholders have 885,000 shares or approximately ( 5 %) of the outstanding Common Stock which as of September 30, 2002, was 18,436,746. The sale of those shares may have the effect of substantially depressing the market price of the Company's Common Stock.

Volatility of Stock Price; Trading Volume.   The price of the our Common Stock
has been subject to significant price fluctuations.   There can be no assurance
that the price of the our Common Stock will stabilize at any time or at a price
equal to or above the offering price of the shares offered hereby.   In
addition, the trading volume for our Common Stock has generally been low.   A
large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.


                                        3


                                   THE COMPANY

   International Automated Systems, Inc. (the " Company") has under development, high technology products. The Company has under development a point of sale program which will automate the ordering and payment process at retail stores or fast food restaurants. Also, the Company has under development a personal identification systems to resolve security issues and identify customers and personnel. Further, the Company has under development a new means sending waves through the electro-magnetic spectrum. This new means expands the data and signals which can be transmitted. The Company has developed an engine to be used in electrical generation and other uses. The Company has under development solar panels that may be used to generate energy in some form and an engine for generating energy.

   Our executive offices are located at 326 North State Road 198, Salem, Utah and our telephone number is (801)423-8132.


                                 SHARES COVERED

   The shares covered by this Prospectus have been so included pursuant to contractual registration rights by the holder of such shares.

   We have no specific information concerning whether or when any offers or sales of shares covered by this Prospectus will be made, or if made, on what the
price, terms or conditions of any such offers or sales will be made.   Based on
information available to us, it is the our understanding that the Selling Shareholders propose to offer and sell the shares covered hereby in one or more transactions either (i) by one or more broker-dealers (the "Brokers") as agents for the Selling Shareholders at a price or prices related to the then current market price of the Company's Common Stock, with such commission to be paid by the respective Selling Shareholders to the Brokers as shall be agreed upon by them, or (ii) by the respective Selling Shareholders to the Brokers (for resale by the Brokers as principals) at a price or prices related to the then current market price of the our Common Stock, less such discount, if any, as shall be agreed upon by the respective Selling Shareholders and Brokers, or (iii) by a
combination of the methods described above.   We have agreed to indemnify the
Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and we will bear the expense of preparation and filing of the Registration Statement (of which this Prospectus is a part) and certain other expense.

   The Selling Shareholders may be considered an "underwriter" within the
meaning of the Securities Act.   See "Selling Shareholder" for information
concerning the beneficial ownership of Company securities by such holder.


                                 USE OF PROCEEDS

    All of the securities covered by this Prospectus are being offered by the
Selling Shareholders.   As a consequence, the Company will not receive any of
the proceeds of sales of such securities.


                              SELLING SHAREHOLDERS

    An aggregate of 885,000 shares of our Common Stock is being offered pursuant to this Prospectus by the persons whose names appear below (the "Selling
Shareholder").   The following table sets forth the names of the Selling
Shareholders, the nature of any material relationship between us and the Selling Shareholders, the number of shares of Common Stock beneficially owned prior to the offering to be made by this Prospectus, the maximum number of shares to be offered hereby for the account of the Selling Shareholders, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by the Selling Shareholders after completion of this offering, assuming all shares offered hereby are in fact sold.

                                        4


                      Shares       Shares        % of Shares       % of Shares
                      Owned Before Offered by    Owned             Owned
Name                  Offering     Prospectus    Before Offering   After
Offering(1)

LaGrand Johnson         2 ,000      250,000           *             *
Randale Johnson           -0-       250,000           *             *
Robert Bean               -0-       100,000           *             *
S. Christopher Taylor     -0-       100,000           *             *
Curtis Snow              2,000      100,000           *             *
Glenda Buchanan           -0-        15,000           *             *
Wallace Boyack          21,500       20,000           *             *
___________________________________
* Denotes less than 1%
(1) The percentage is based upon 17,749,334 shares of Common Stock issued and outstanding on June 30, 2002.
(2) Selling Shareholders acquired their shares as part of an employee compensation plan or consultant agreement. The services rendered were not in connection with the offer or sale of securities in a capital raising transaction.


                              PLAN OF DISTRIBUTION

  The Selling Shareholders may sell the shares offered hereby pursuant to trades effectuated through the Electronic Bulletin Board or through individually
negotiated sales or underwriting agreements.   Brokerage commissions equal to or
in excess of normal commissions may be paid by the Selling Shareholders, although we are not aware of any such arrangements that have been entered into
at this time.   The Selling Shareholders will be selling the shares offered hereby for their own accounts. We will not receive any proceeds thereof. We and the Selling Shareholders have agreed to indemnify each other for certain Securities Act liabilities.

                                        5


                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.   Incorporation of Documents by Reference

     The following documents filed by the Company with the SEC are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, and 2001, filed pursuant to Section 13 of the Exchange Act.

     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

Item 4.   Description of Securities

     The information subject of this item is not required because the securities offered are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.   Interests of Experts and Counsel

     Wallace T. Boyack serves as legal counsel for this registration statement and he owns less than one per cent of the issued and outstanding shares of the Company's common stock.

     The financial statements of the Company appearing in the Company's annual report (Form 10-KSB) for the year ended June 30, 2002, have been audited by Hansen Barnett and Maxwell, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Reference is made to the audit report, which includes an explanatory paragraph that raises substantial doubt about the Company's ability to continue as a going concern.

Item 6.  Indemnification of Directors and Officers

     Our Certificate of Incorporation provides that directors and officers be indemnified to the pursuant to Utah law.

     The Revised Business Corporations Act of Utah (the "Utah BCA") provides in general that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise, and (ii) may be indemnified by the corporation for the expenses, judgement, fines and amounts paid in settlement of such litigation even if he acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation (and in a criminal proceeding if he had no reasonable cause to believe his conduct was unlawful). A director may not be indemnified if he adjudged to be liable to the Company or if he in the proceeding was adjudged to receive an improper personal benefit. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action


                                        6


upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

        To the extent that indemnification pertains to liabilities under the Securities Act of 1933, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
     We may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed

  Not applicable.

Item 8.   Exhibits

Exhibit                                                        Location or
  No.      Title of Document                        Page No.     Filing
--------   -----------------                        --------   -----------
 4.01      Consulting Agreement                        10      This Filing
 5.01      Opinion and consent of
           Wallace T. Boyack, Esq.                     12      This Filing
23.01       Consent of Wallace T. Boyack Esq.,         12      This Filing
           Counsel to Registrant (included
            in Exhibit 5.01)
23.02      Consent of Hansen Barnett and Maxwell,      13      This Filing
            Independent Certified Public Accountants.


_______________________________


Item 9.   Undertakings

   (a)   The undersigned registrant hereby undertakes:
   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
         (iii) to include any material information with respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that Paragraphs (a)(1)(i) and( a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


                                        7


   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Securities Act of 1933 and is, therefore, unenforceable.   In the event that a
claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                        8


                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies at it has reasonable grounds to believe that it meets all the requirements for filing a form S-8 and has duly caused this Registration Statement to be singed ion its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Utah, on the 13th day of November, 2002.

                        INTERNATIONAL AUTOMATED SYSTEMS, INC.



                        By: /s/ Neldon Johnson
                           --------------------
                        Neldon Johnson, President



                      (This Space Intentionally Left Blank)




                                        9


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                     Title                            Date


/s/ Neldon Johnson          President, Chief Executive      November 13, 2002
-------------------         Officer and Director
Neldon Johnson              (Principal Executive Officer)

/s/ LaGrand Johnson         Secretary, Treasurer, Chief     November 13, 2002
-------------------         Financial Officer and Director
LaGrand Johnson             (Principal Financial and
                            Accounting Officer)


/s/ Randale Johnson         Director                        November 13, 2002
-------------------
Randale Johnson


/s/ Christopher J. Taylor   Director                        November 13, 2002
-------------------------
Christopher J. Taylor


/s/  S. Curtis Snow         Director                        November 13, 2002
--------------------
S. Curtis Snow


                                        10



                                     EXPERTS

     The financial statements and schedules of the Company as of June 30, 2002 and 2001, included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002, incorporated by reference herein and elsewhere in this Prospectus, have been incorporated by reference in this Prospectus in reliance on the report of Hansen Barnett & Maxwell, independent certified public accountants, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.